UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPINJ, INC.

(Name of Registrant as Specified In Its Charter)

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IMPINJ, INC.

400 Fairview Avenue North, Suite 1200

Seattle, WA 98109

SUPPLEMENT TO

PROXY STATEMENT DATED APRIL 24, 2024

FOR ANNUAL MEETING OF STOCKHOLDERS

OF

IMPINJ, INC.

TO THE HOLDERS OF COMMON STOCK OF IMPINJ, INC.:

This proxy statement supplement (this “Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 24, 2024 regarding the 2024 Annual Meeting of Stockholders of Impinj, Inc. (the “Annual Meeting”) to be held on June 6, 2024, 9:00 a.m. Pacific Time via live webcast at https://web.lumiconnect.com/253024847. Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. This Supplement; our Proxy Statement; and our 2023 annual report to stockholders, which includes our Form 10-K for the year ended December 31, 2023, are available at http://www.astproxyportal.com/ast/20867. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

The purpose of this document is to furnish you with the complete text of the certificate of amendment to our amended and restated certificate of incorporation referenced in the Proxy Statement as Annex A to that document, which is attached to this Supplement as Annex A to this document and is further described in the Proxy Statement in connection with Proposal No. 4.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING— Can I change my vote?” for instructions on how to do so.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES OF COMMON STOCK PROMPTLY.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the proxy card accompanying the Proxy Statement as soon as possible. If you are a stockholder of record holding one or more shares of common stock as of April 17, 2024, you may also cast your vote via the Internet, telephone or mail. If your broker holds your shares as your nominee, you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. Proposal No. 4 is a non-routine matter under applicable rules. Absent direction from you, your broker will not have discretion to vote on non-routine matters and therefore there may be broker non-votes in connection with these proposals.

The approval of Proposal No. 4 for the amendment of our amended and restated certificate of incorporation to limit the liability of certain officers as permitted by Delaware law must receive the affirmative vote of a majority of the shares outstanding as of the record date for the Annual Meeting. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes will have the same effect as a vote “Against” this proposal.

Your vote is important regardless of the number of shares of common stock you own. Whether you plan to attend the Annual Meeting or not, please sign, date and return the proxy card accompanying the Proxy Statement, or submit your vote through the Internet or by telephone, as soon as possible.

For more information about our Annual Meeting, please see the Proxy Statement.

Thank you for your participation. We look forward to your continued support.

This Proxy Supplement is Dated May 20, 2024

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMPINJ, INC.

Impinj, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Impinj, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 6, 2000.

2.	This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on ____________, 2024.

By:
Name:	Yukio Morikubo
Title:	General Counsel and Chief Compliance Officer